Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-222081, 333-249494) on Form S-8 and the registration statement (No. 333-163276) on Form S-3 of our reports dated March 17, 2025, with respect to the consolidated financial statements of Commercial Vehicle Group, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Detroit, Michigan
March 17, 2025